EXHIBIT 11 TO FORM 10-Q

              BF ENTERPRISES, INC. AND SUBSIDIARIES

           COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

               (in thousands, except per share amounts)



                                     Three Months Ended     Six Months Ended
                                          June 30,              June 30,
                                     -----------------     -----------------
                                      1996       1995        1996       1995
                                      ----       ----        ----       ----


Net Income                           $ 603       $ 54     $ 1,120      $ 352
Weighted average number of
  shares outstanding:
Common stock                         3,749      3,796       3,751      3,797
Common stock equivalents -
  stock options                        292        260         269        241
                                     -----      -----       -----      -----
                                     4,041      4,056       4,020      4,038
                                     -----      -----       -----      -----
                                     -----      -----       -----      -----
Net income per share -
 based on weighted average number
 of shares of common stock
 and common stock equivalents        $ .15      $ .01       $ .28      $ .09
                                     -----      -----       -----      -----
                                     -----      -----       -----      -----


(A) A computation of fully diluted per share amounts has been omitted since there was no significant dilution during the periods reported.

                                      13